SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           Onyx Pharmaceuticals, Inc.

                                (Name of Issuer)

               Shares of Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    683399109
                                 (CUSIP Number)

                               September 16, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 14 Pages)

----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 683399109                 13G               Page 2 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Lone Spruce, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                             (a) [X]
                                                             (b) [ ]
--------------------------------------------------------------------
     (3)   SEC USE ONLY
--------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         -----------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  42,044
OWNED BY       -----------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      -----------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  42,044
--------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  42,044
--------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
--------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    0.1%
--------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G               Page 3 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Lone Balsam, L.P.
--------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                           (a)  [X]
                                                           (b)  [ ]
--------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
--------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER

                                                     -0-
SHARES         -----------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  92,263
OWNED BY       -----------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      -----------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   92,263
--------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   92,263
--------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
--------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     0.3%
--------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
--------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G               Page 4 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                      Lone Sequoia, L.P.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   77,082
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   77,082
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                   77,082
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     0.2%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G               Page 5 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Lone Pine Associates LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  211,389
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                  211,389
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  211,389
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     0.6%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G               Page 6 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                   Lone Pine Capital LLC
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,607,011
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,607,011
------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                1,607,011
------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     4.5%
------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IA
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G                   Page 7 of 14 Pages
------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Stephen F. Mandel, Jr.
------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                1,818,400
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                1,818,400
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                1,818,400
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                 [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                     5.1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 683399109                 13G               Page 8 of 14 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Onyx Pharmaceuticals, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 2100 Powell Street, Emeryville CA 94608

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the shares of Common Stock directly owned by it;
         (iv) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
          (v) Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress") and Lone Kauri, Ltd. ("Lone Kauri"), each a Cayman Islands exempted company, with respect to the Common Stock directly owned by each of Lone Cypress and Lone Kauri;
         (vi) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cypress and Lone Kauri.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any

CUSIP No. 683399109                 13G               Page 9 of 14 Pages

               disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam and Lone Sequoia are limited partnerships organized under the laws of the State of Delaware. Lone Pine and Lone Pine Capital are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.001 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

     683399109

CUSIP No. 683399109                 13G               Page 10 of 14 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

      A. Lone Spruce, L.P.
             (a) Amount beneficially owned: 42,044
             (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 35,359,280 Shares of Common Stock issued and outstanding as of August
                 3, 2005 as reported in the Company's Form 10-Q filed on August 9, 2005
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 42,044
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    42,044

CUSIP No. 683399109                 13G               Page 11 of 14 Pages

      B. Lone Balsam, L.P.
             (a) Amount beneficially owned: 92,263
             (b) Percent of class: 0.3%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 92,263
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    92,263

      C. Lone Sequoia, L.P.
             (a) Amount beneficially owned: 77,082
             (b) Percent of class: 0.2%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 77,082
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    77,082

      D. Lone Pine Associates LLC
             (a) Amount beneficially owned: 211,389
             (b) Percent of class: 0.6%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 211,389
              (iii) Sole  power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    211,389

CUSIP No. 683399109                 13G               Page 12 of 14 Pages

      E. Lone Pine Capital LLC
             (a) Amount beneficially owned: 1,607,011
             (b) Percent of class: 4.5%
             (c)(i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,607,011
              (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition:
                    1,607,011

      F. Stephen F. Mandel, Jr.
            (a) Amount beneficially owned: 1,818,400
            (b) Percent of class: 5.1%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,818,400
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   1,818,400

Item 5.     Ownership of Five Percent or Less of a Class.

      Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the voting and disposition of the shares. Lone Pine Capital, the investment manager of Lone Cypress and Lone Kauri, has the power to vote and dispose of the shares held by Lone Cypress and Lone Kauri. Mr. Mandel is the Managing Member of each of Lone Pine and Lone Pine Capital and in that capacity directs their operations.

CUSIP No. 683399109                 13G               Page 13 of 14 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 683399109                 13G               Page 14 of 14 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  September 26, 2005

                        By:  /s/ Stephen F. Mandel, Jr.
                             --------------------------
                             Stephen F. Mandel, Jr., individually and (a) as Managing Member of (i) Lone Pine Associates LLC, for itself and as the general partner of
                             (A) Lone Spruce, L.P., (B) Lone Sequoia, L.P.,
                             (C) Lone Balsam, L.P. and (ii) as Managing
                             Member of Lone Pine Capital LLC.